EXHIBIT 18.1

July 28, 2020

Board of Directors
Mondelēz International, Inc.
905 West Fulton Market, Suite 200
Chicago, IL 60607 USA

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Mondelēz International, Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the period ended June 30, 2020 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Form 10-Q. Note 6 therein describes a change in accounting principle from recording the Jacobs Douwe Egbert (“JDE”) equity method investment earnings in the current period to recording the JDE historical and JDE Peet’s N.V. ongoing equity method investment earnings on a one quarter lag as a result of the exchange in ownership from JDE to JDE Peet’s N.V. that occurred in May of 2020. It should be understood that the preferability of one acceptable method of accounting over another for recording the results of an equity method investment on a lag has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2019. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, One North Wacker, Chicago, IL 60606
T: +1 (312) 298 2000, F: +1 (312) 298 2001, www.pwc.com/us